Exhibit Relating to Item 77(h) of Form N-SAR for
Aberdeen Australia Equity Fund, Inc. (the "Fund") for the six months ended April 30, 2001
The Special Meeting of the Trusts shareholders was held on November 30, 2000, at the Hilton Newark Gateway, Raymond Boulevard,
Newark, New Jersey. The meeting was held for the purpose of obtaining shareholder approval of a new management agreement with the Funds Investments Manager and a new investment advisory agreement with the Funds Investment Adviser. Shareholder approval of these agreements was sought in order to permit the Investment Manager and Investment Adviser to continue to provide services to the Fund following the acquisition of the Investment Manager and Investment Adviser by Aberdeen Asset Management PLC.
The result of the proxy solicitation on this matter  was as follows:

Votes
For
V
o
t
e
s

A
g
a
i
n
s
t
A
b
s
t
e
n
t
i
o
n
s



15,411,6
91
6
2
4
,
1
1
0
1
0
7
,
9
5
9